UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025

JAAG ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

Nevada	333-267995	38-4210123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1716 13 Avenue NW Calgary, AB, Canada	T2N 1L1
(Address of Principal Executive Offices)	(Zip Code)

(403)-616-7221
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2025, JAAG Enterprises Limited (the "Company") entered into a Memorandum of Understanding ("MOU") with a Hong Kong registered company, Elegant Gift Shop Company Limited. The MOU outlines the terms and understanding between the parties for the distribution of uniform garments in Hong Kong and the use of AI technology to design a special logo for the uniforms. Elegant Gift Shop Company Limited specializes in retailing various gift items and is one of the leaders in the industry for tailor-made gift items. Their clients include chains of catering restaurants and retail shop companies in the Asia-Pacific region.

Purpose and Scope:

JAAG Enterprises Limited will supply and deliver uniform garments to Elegant Gift Shop Company Limited.

Elegant Gift Shop Company Limited will market, display, and sell the uniform garments in their retail locations in Hong Kong.

Both parties will collaborate to use AI technology to design a special logo for the uniforms.

Financial Arrangements:

JAAG Enterprises Limited will invoice Elegant Gift Shop Company Limited on a monthly basis for uniform garments supplied. Payment terms are net 30 days from the date of invoice.

Item 8.01 Other Events.

The Company believes that this collaboration with Elegant Gift Shop Company Limited is significant as it allows for market expansion in Hong Kong, potentially generating additional revenue and enhancing the Company's strategic partnerships. The use of AI technology to design a special logo for the uniforms also demonstrates the Company's commitment to innovation.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jaag Enterprises, Ltd.

January 14, 2025	By:	/s/ Peng Wu
Peng Wu, Chief Executive Officer

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